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MyoKardia, Inc.

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Dear Shareholders,

MyoKardia was born in 2012 with a profound sense of purpose. Our mission is to change the world for patients suffering from cardiovascular disease through bold and innovative science. This motivates us every day. It’s what allows us to attract and retain extraordinary employees, and, I believe, will ultimately enable our success.

We have set our initial sights on heritable diseases of the heart muscle called cardiomyopathies. The two most common forms are hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, DCM. These devastating diseases are genetically driven, have no approved therapies, and affect generations of family members.

We feel a profound sense of responsibility to help patients by doing what we feel we are uniquely able to do: attain a deeper understanding of the underlying causes of these diseases to discover and develop potentially transformative therapies.

Patients are our inspiration, but the heart and soul of MyoKardia is our people. Each of us share a common purpose to help patients, and a passion for bold and innovative science. We work very hard to attract incredibly talented scientists, clinicians and business partners, and to create an environment for them to be extraordinarily successful. Our team extends to the broader community of patients, outside researchers and caregivers, whose critical and often very difficult work we support.

Our team achieved several important milestones in 2015, which have created considerable momentum going into 2016. We generated encouraging initial clinical proof that our candidate treatment for HCM, MYK-461, could hold real potential to help patients. MYK-461 is the first targeted therapy designed to correct the underlying cause of HCM and the first discovered by our scientists using our precision medicine approach.

We are advancing the development of MYK-461 and plan on sharing the results of our ongoing clinical studies with you later in 2016. We’ll continue to grow a patient-first, science driven company and report our progress on additional pipeline programs.

We’re taking on important challenges and are excited about what lies ahead. While we can’t guarantee a cure, we will be relentless in our efforts to get there.

Tassos Gianakakos

CEO, MyoKardia

April 2016

Recent Key Milestones:

Our HCM and DCM Programs

•	Data from two Phase 1 trials of MYK-461 demonstrate clinical proof of mechanism in both HCM patients and healthy volunteers in reducing cardiac muscle contractility, an important biomarker of HCM. In these studies, MYK-461 is well tolerated with dose-proportional pharmacokinetics, laying the foundation for its continued development for the treatment of HCM.

•	Publication in the February 5, 2016 issue of the basic research journal Science of preclinical data that demonstrates the ability of MYK-461 to both prevent and reverse disease in multiple genetic mouse models of HCM.

•	Preclinical data in a naturally occurring cat model of obstructive HCM that demonstrates the ability of MYK-461 to reduce left ventricular outflow tract obstruction in this model.

•	A development candidate is identified for our dilated cardiomyopathy (DCM) program.

Research

•	First findings from the Sarcomeric Human Cardiomyopathy Registry, or SHaRe, presented at American Heart Association Scientific Sessions 2015. SHaRe is the multi-center, international repository of clinical data on individuals with genetic heart disease.

Operations

•	In November 2015, we close our initial public offering of common stock, resulting in net proceeds of $55.6 million.

•	Appointment of a fourth independent director to the board of directors, and two new VPs to further strengthen research and development.

We expect to share additional Product Pipeline Updates and Upcoming Milestones in 2016 and 2017:

In HCM

•	MyoKardia expects to report top-line data from our Phase 1 single ascending dose study of MYK-461 in HCM patients (001 study) in the second quarter of 2016.

•	MyoKardia expects to report top-line data from our Phase 1 multiple ascending dose study of MYK-461 in healthy volunteers (003 study) by mid-year 2016.

•	We expect to initiate Phase 2 clinical development for MYK-461 in HCM patients in the second half of 2016.

In DCM

•	We plan to initiate Phase 1 clinical development for our DCM-1 product candidate in the first half of 2017.

MyoKardia is a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and neglected rare cardiovascular diseases.

MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has used its precision medicine platform to generate a pipeline of therapeutic programs for the chronic treatment of the two most prevalent forms of heritable cardiomyopathy—hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM. MyoKardia’s most advanced product candidate, MYK- 461, is an orally-administered small molecule designed to reduce excessive cardiac muscle contractility leading to HCM and is currently being evaluated in three Phase 1 clinical trials.

A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry, or SHaRe, a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia believes that SHaRe, currently consisting of data from approximately 10,000 individuals, is the world’s largest registry of patients with heritable cardiomyopathies. MyoKardia’s purpose is to improve the lives of patients and families suffering from cardiovascular disease by creating targeted therapies that can change the course of their condition. For more information, please visit www.myokardia.com.